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                                                                    Exhibit 99.1

                              PRESS RELEASE


FOR IMMEDIATE RELEASE - October 7, 2002 (4:00 p.m. Central Time)

CAPITAL BANCORP, INC.
1820 WEST END AVENUE
NASHVILLE, TENNESSEE 37203

Contact: Sally P. Kimble, Senior Vice President and Chief Financial Officer

                  CAPITAL BANCORP, INC., NASHVILLE, TENNESSEE,
                      ANNOUNCES THIRD QUARTER 2002 EARNINGS

Nashville, Tennessee, October 7, 2002 - Capital Bancorp, Inc. today issued the following statement:

Capital Bank & Trust Company and its parent bank holding company, Capital Bancorp, Inc., on a consolidated basis, reported earnings* and financial highlights* for the quarter and nine months ended September 30, 2002. These results (unaudited) included:

Net income for the third quarter of 2002 was $458,000, or $0.29 basic earnings per common share, up 72.8% from $265,000, or $0.17 basic earnings per common share, for the same period in 2001. Net income for the nine months ended September 30, 2002 was $1,122,000, or $0.72 basic earnings per common share, up 75.9% from $636,000, or $0.41 basic earnings per common share, for the same period in 2001. The earnings increase is primarily attributable to: 1) increased non-interest income and 2) aggressive management of the Bank's net interest margin.

Growth trends also appear to be continuing. Total assets have increased $50,402,000, or 27.8%, from $181,412,000 at December 31, 2001, to $231,814,000 at September 30, 2002. Loans, net of allowance for possible loan losses and unearned interest and fees, increased $28,985,000, or about 20.9%, during the first three quarters of 2002, ending the period at $167,937,000. Total deposits increased $33,994,000, or 22.6%, for the same period.

Commenting about the Company's performance, R. Rick Hart, Chairman, President and CEO, stated: "These are exciting times for Capital Bancorp, and we are very pleased with our asset growth and earnings to this point in 2002! Our progress is simply outstanding considering the interest rate environment and economic conditions we have experienced since the third quarter of 2001. Our forward momentum coming out of last year has increased during 2002. We are working hard to maintain these trends and we are extremely proud of all the hard work of everyone on our team."

Capital Bancorp, Inc. is a registered bank holding company headquartered in Nashville, Tennessee. It offers extensive and service-intensive financial products and services through its direct and indirect subsidiaries. Its principal subsidiary is Capital Bank & Trust Company, which operates six full-service banking offices in Davidson and Sumner Counties, in Tennessee, including West End, Downtown, Green Hills, Goodlettsville, Hendersonville, and Hermitage. For additional information about the Company and the Bank, please visit the Bank's website at www.capitalbk.com.

*As is customary, these results are unaudited and are typically subject to such adjustments as are made at year end. Quarterly results are not necessarily indicative of a full year's results.


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The Bank's stock price closed at $16.22 per share on October 4, 2002, according to market reports. The stock price had been as low as $12.75 during the first quarter of 2002.

Important Notice:

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward- looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms believes, belief, expects, intends, anticipates or plans to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission. The following important factors affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements: Changes in interest rates, further declines or upward trends in the local, regional, state and national economies, as well as the effects of future government fiscal and monetary policies, and the Bank's ability to attract stable low-cost deposits and to make quality and profitable loans, among other things, are all factors that can have a material impact on the Company's ability to achieve favorable results. To these must be added other risks previously and hereafter identified from time to time in the Company's reports to the Securities and Exchange Commission and in public announcements. In addition, all numbers are unaudited and quarterly results are subject to adjustment in the ordinary course. The Company undertakes no obligation to correct or update this information.

Capital Bancorp, Inc. is a registered bank holding company headquartered in Nashville, Tennessee. It offers extensive and service-intensive financial products and services through its direct and indirect subsidiaries. Its principal subsidiary is Capital Bank & Trust Company, which operates six full-service banking offices in Davidson and Sumner Counties, in Tennessee, including West End, Downtown, Green Hills, Goodlettsville, Hendersonville, and Hermitage. For additional information about the Company and the Bank, please visit the Bank's website at www.capitalbk.com.


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